Exhibit 10.5

Citrix Systems Netherlands B.V.

CONTRACT OF EMPLOYMENT

1. Parties

Citrix Systems Netherlands B.V. Spaces Zuidas, 5th floor, Barbara Strozzilaan 201, 1083 HN Amsterdam, PO Box 7896, 1008 AB Amsterdam, duly represented by Brian Shytle, VP Tax and Treasury (the “Employer”);

and

Jeroen Van Rotterdam (the “Employee”).

2. Date of Employment

The Employee's employment shall commence on 01 May 2020 and shall continue for an in-determinate period of time.
As Citrix recognizes the employee’s period of service with Citrix Systems, Inc. in Fort Lauderdale, USA, the Employee’s original start date is 12 September 2016.

3. Nature of Employment

3.1 The Employee is employed as EVP, Engineering. The Employee shall carry out such duties as shall from time to time be assigned to him by the Employer and will be expected, to report to and liaise with his Manager. The Employer may require the Employee to undertake the duties of another position, either in addition to or instead of the Employee's normal duties (provided these duties are reasonably within the Employee's capabilities).

3.2 The Employer retains the right at any time to take the actions outlined in (a) – (c) below. If such Employer action leads to a separation of employment, Employee’s exclusive recourse shall be as set forth in the Executive Agreement:

(a) Expand, partly withdraw or change the functional area assigned to the Employee in accordance with business requirements;

(b) Change or replace the people, functions or departments that may report into the Employee even if this results in fewer people reporting to him;

(c) Make other business changes in accordance with the business requirements of the Employer.

3.3 The Employee agrees that he will devote his full time, attention, energies, skills and efforts to the performance of his job duties for the Employer, during the Employee's working hours and will endeavour to promote the Employer's business and interests at all times.

3.4 The Employee will comply with all policies and practices of the Employer applicable from time to time.

4. Notice of Termination

4.1 This employment contract ( the ”Contract”) may be terminated either by the Employee or the Employer by giving notice. The notice period is equal to the statutory notice period. Notice is given at the end of a calendar month.

4.2 During any period of notice, whether notice is given by the Employer or the Employee, the Employer may:

(a) require the Employee to remain away from the office; and/or

(b) require the Employee not to carry out all or any of his duties of employment; and/or

(c) require the Employee to carry out such duties as the Employer may re-quire, provided that such duties are of a standard appropriate to the Employee's job description;

as long as the Employer shall continue to provide salary and contractual benefits during the notice period.

4.3 For the avoidance of doubt, the Employee shall remain an employee of the Employer during the notice period and will continue to be bound by the terms of this Contract and other regulations of Citrix Systems, Inc. and its affiliates.

4.4 The Employer reserves the right to terminate the Employee’s employment within the boundaries of Dutch law. The Executive Agreement signed by the Employee on January 19, 2017 (the “Executive Agreement”) shall, in the circumstances described in the Executive Agreement, give rise to payment of severance benefits. In such event, any transition payment (in Dutch: transi-tievergoeding) owed by the Employer and/or any reasonable compensation (in Dutch: billijke vergoeding) determined by court, will be deducted from such severance benefits. In addition, the usual salary to which the Employee is entitled during the applicable notice period will be deducted from such severance benefits.

4.5 For the avoidance of doubt, the transfer of employment from Citrix Systems, Inc. to the Employer pursuant to the Contract does not qualify as a termination of employment within the meaning of the Executive Agreement. Where in the Executive Agreement reference is made to the employing entity terminating employment, this shall going forward refer to the Employer.

5. Remuneration and Holiday Allowance

5.1 The Employee's basic salary is EUR 470,215.80 gross per annum and will be paid monthly in arrears, net of tax and applicable withholdings. Salary will be deemed to accrue from day to day based on a 5 day working week. Salaries are normally paid by direct transfer to the Employee's bank account on the last working day of the month.

5.2 A gross holiday allowance of 8.33 % of the gross basic annual salary referred to in paragraph 1 of this Clause is included in the gross basic salary and is paid in the month of June of the relevant year.

The Employee will be eligible to participate in the Citrix Systems, Inc.’s variable pay plan (currently called Variable Cash Incentive Plan – VCIP -), subject to its terms and conditions from time to time in force. Bonus payments are designed to reflect Employer performance during the relevant year but the granting and the amount of any bonus is at the absolute discretion of the Employer and remains subject to approval of the Compensation Committee of the Company’s Board of Directors. The Employee can in no event lay claim to a bonus that has not yet been granted. The granting of a bonus in any given year or during several years will not create a precedent for any subsequent years.

6. Expenses and Deductions

6.1 The Employee shall be reimbursed for expenses in accordance with ELT Travel and Expense Policy.

6.2 Subject to the provisions of the Dutch Civil Code, the Employer shall be entitled at any time during the Employee's employment, or in any event on termination, to deduct from his remuneration any monies due from him to the Employer including but not limited to any outstanding loans, advances and the cost of repairing any damage or loss to the Employer's property caused by the Employee (and of recovering the same).

7. Benefits

7.1 The Employee shall be eligible to the benefits substantially equivalent to those he was eligible to during his employment with Citrix Systems, Inc ., to the extent available.

7.2 The Employee may be entitled to contributions towards eye care and details of this benefit can be obtained from the Human Resources Manager.

7.3 Due to the work-related costs regime (‘Werkkostenregeling’), the benefits and reimbursements mentioned in Clause 6 and 7 and any other benefits that the Employee may receive, shall only be paid out as long as this can be done tax free by the Employer. It is up to the Employer to decide whether or not the general fixed amount (‘Algemeen forfait’) included in the work-related costs regime is sufficient to cover a certain expense. In the event that the Tax Inspectorate decides at any time that wage tax is payable on such benefits, these withholdings shall be payable by the Employee. To the extent that any of the benefits are taxable, the Employee will be responsible for all those liabilities.

8. Place of Work

The Employee's primary place of work will be at the Employer’s premises currently located in Amsterdam. In addition, the Employee may be required to work or relocate to such other places as may be requested or directed by the Employer from time to time for the performance of his duties. The Employee may be required to travel abroad as deemed necessary to fulfil the responsibilities of his position. If the Employer requires the Employee to work outside Europe for a period of more than one month it will provide him with written details of any terms and conditions which may apply to that work and his return to Europe.

9. Hours of Work

The Employee’s working hours depend on what is reasonably required for the full and effective performance of his duties and as the Employer may reasonably require. No remuneration will be paid for overtime work.

10. Holidays

10.1 The Employee's annual paid holiday entitlement is twenty-four (24) working days in each complete year of employment plus public holidays normally applicable in the Netherlands. Holiday entitlement will accrue pro rata to each completed month of employment. The holiday year runs from 1 January to 31 December.

10.2 The Employee is required to submit an online holiday request form to his/her Line Manager for approval for all periods of leave, prior to taking such holiday.

When requesting holiday, the Employee must ensure that there is no unnecessary overlapping with the holidays of other staff who would be responsible for the Employee's duties whilst he/she is on holiday.

10.3 If the Employee has exceeded his accrued holiday entitlement on termination of employment, this excess may be deducted from other sums payable to the Employee.

10.4 The Employee will be required to take days’ holiday as much as possible in the year in which they are accrued.

11. Sickness or Injury

11.1 Absence due to sickness or injury must be notified to the Employee's Line Manager on the first day of sickness, together with an estimate of the period of absence envisaged. During all periods of absence due to sickness or injury, the Employee should keep the Employer informed as to his/her likely date of return. Any change in the estimated period of absence must be notified as soon as possible.

11.2 Subject to section 7:629 of the Dutch Civil Code, if the Employee is unable to perform the agreed work due to illness, the Employee will receive 70% of his salary during 104 weeks to be calculated from the first day of disablement, in so far as that salary does not exceed the maximum daily earnings as referred to in section 17(1) of the Wet financiering sociale verzekeringen (Social Insurance (Funding) Act).

11.3 The Employee will not be entitled to continued payment of wages during the aforementioned period if the Employee caused the illness intentionally, if the Employee causes an obstruction of or delay in the recovery process, or if the Employee refuses to perform suitable alternative work for the Employer or another employer (whether or not affiliated with the Employer) despite being able to perform that work.

11.4 The Employer will be entitled to suspend continued wage payments pursuant to this article if the Employee does not comply with the Employer’s reasonable instructions, issued in writing, concerning the provision of information that the Employer requires in order to establish the Employee’s right to payment of wages.

12. Retirement

The Contract will terminate in any event by operation of law in the last day of the calendar month in which the Employee attains the applicable legal pensionable age.

13. Pension

13.1 For the duration of the Contract, the Employee will participate in the Employer’s Citrix Systems Netherlands B.V. pension scheme, administered by ABN AMRO, if and as soon as the Employee meets the relevant requirements set out in the pension scheme rules.

13.2 The Employer may amend the pension scheme – and, consequently, the pension agreement – without the Employee’s consent if and insofar as it has a weighty interest in doing so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

14. Data Protection

14.1 The Employer will be entitled to process personal data relating to the Employee (and any of the Employee’s family members) within the framework of performing the Contract and/or provisions ensuing from or in relation to the employment relationship.

14.2 The Employer processes the Employee’s personal data for the purpose of its personnel records, including management of the Employee’s activities, for the purpose of its payroll records, including making payments to the Employee and implementing applicable employment conditions, all of the foregoing in the broadest sense, and to comply with its statutory obligations, including calculating, recording and paying taxes and contributions for the Employee.

14.3 For the purposes listed above and provided that the Employer has a legitimate interest in doing so – for instance with a view to a proposed merger or acquisition – the Employer may also transfer the Employee’s personal data to third parties (including accountants, lawyers and advisers) and other companies affiliated with the Employer, which may be located in other countries, both inside and outside the European Union.

14.4 The Employer will process the personal data in a proper and careful manner in accordance with the law. Furthermore, the Employer has taken appropriate technical and organisational measures to sufficiently safeguard the personal data and to preserve their confidential nature, regardless of whether such data are processed in the Netherlands or elsewhere.

14.5 The Employee will be entitled to contact the Employer with a reasonable request to review, correct, supplement, delete or block the Employee’s personal data. Furthermore, the Employee will promptly notify the Employer of any changes in the personal data.

15. Company Documents, Company Equipment and Access

15.1 The Employee will be obliged to exercise due care in handling any company documents, in any form whatsoever, and any company equipment made available. ‘Company equipment’ includes in any event the lease car with accessories, access pass/key, laptop, mobile phone and credit card (if applicable).

15.2 Upon termination of the Contract, the Employee will be obliged to return all company documents and company equipment to the Employer in good condition. Furthermore, the Employee will be obliged to return such company property should the Employer so demand, for example in the event of sickness or non-active service for other reasons.

15.3 If the Employee has been placed in non-active service, the Employer will be entitled to deny the Employee access to its premises and/or buildings and to disable the Employee’s user account on its networks (intranet and internet).

16. Collective Agreements

There are no collective agreements applicable to the Employee's employment.

17. Amendment to employment conditions

In accordance with section 7:613 of the Dutch Civil Code, the Employer reserves the right to make changes to the terms of this Contract, including the Employee's job duties, reporting line and hours of work, if and insofar as it has a weighty interest in doing so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

18. Miscellaneous

18.1 In addition to this Contract, all company-wide agreements such as Statement of Company Policy regarding Insider Trading, Disclosure of Material Non-Public Information and Code of Business Conduct shall continue to apply. Also agreements and arrangements relating to the Employee being an Executive Leadership Team member shall remain in full force and effect (including but not limited to the Executive Agreement and the Indemnification Agreement signed by the Employee on August 5, 2016). Also the Citrix Systems, Inc. Confidential Information, Inventions Assignment and Noncompetition Agreement (including the noncompete obligation) remains in full force and effect. Any rights that can be invoked under any of the agreements by Citrix Systems, Inc. can also be invoked by the Employer and, to the extent there is a conflict between any of the rights or obligations under this Agreement and the Executive Agreement, the Executive Agreement shall prevail.

18.2 The construction, validity and performance of this Contract and all non-contractual obligations (if any) arising from or connected with this Contract shall be governed by the laws of the Netherlands and the parties irrevocably agree to submit to the exclusive jurisdiction of the courts of the Netherlands over any claim or matter (including any non-contractual claim) arising under or in connection with this Contract.

SIGNED by Brian Shytle, VP Tax & Treasury

for and on behalf of the Employer	/s/ Brian Shytle

Date	April 29, 2020

SIGNED by Jeroen Van Rotterdam	/s/ Jeroen Van Rotterdam

Date	April, 30, 2020